Rule 424(b)(3)
                                                      Registration No. 333-57745


                          CASELLA WASTE SYSTEMS, INC.

               Supplement No. 3 to Prospectus dated July 21, 1998

             The date of this Supplement No. 3 is November 20, 1998


     On October 30, 1998, Casella Waste Systems, Inc. issued the attached press release relating to its acquisition of Waste Stream, Inc.

Casella Waste Systems, Inc. Acquires Waste
Stream, Inc., Expanding Presence in Northern and Central New
York State

Annualized Revenues Added Through Acquisitions Total Approximately $30 Million at Mid-Point of Fiscal Year

RUTLAND, Vt., Oct. 30 /PRNewswire/--Casella Waste Systems, Inc. (Nasdaq: CWST - news), a regional, non-hazardous solid-waste services company, today announced that it has completed the acquisition of Waste Stream, Inc. and its affiliated companies, located in upstate New York.

"This acquisition significantly complements and expands our presence and market leadership in northern and central New York state," John W. Casella, chairman and CEO of Casella Waste Systems, said.

"In addition, it strengthens our position as the 'logical buyer' of additional 'tuck-ins' regionally," Casella said. "It's an excellent operational fit."

Waste Stream, with approximately $14 million in annual revenues, is based in Potsdam, New York and provides collection and transportation services in eight northern and central New York state counties, stretching from the east-west portion of the New York State Thruway north to the Canadian border.

Waste Stream's service area overlaps and expands Casella Waste Systems' central and western operating regions.

The acquisition will be accounted for as a pooling of interests; the purchase price included stock and assumed debt.

Including this transaction, Casella Waste Systems has acquired 25 companies with a total of approximately $30 million in annualized revenue through the mid-point of the company's fiscal year.

Highlights of the company's acquisition activity completed since the end of August, when the company announced 12 transactions, include:

Eastern Region
-- Penway, Inc., a collection company located in Brewer, Maine;

Central Region
-- Baker Trucking, a collection company and transfer station located in East
   Dorset, Vermont;

Western Region
-- Empire State Waste Removal, a collection company based in Moravia, New York; -- Hakes C & D Disposal, Inc., a previously announced, fully permitted C & D landfill. Construction of the facility will be completed in the spring of 1999; and
-- Sanitary Disposal, a collection company based in Steuben County, New York.

These acquisitions strengthen a number of the company's existing operations as "tuck-ins."

The company's revenues on an annualized basis are currently in excess of $168 million.

Casella Waste Systems, headquartered in Rutland, Vermont, is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services in Vermont, New Hampshire, Maine, upstate New York and northern Pennsylvania.

The company's principal operations consist of five Subtitle D landfills and one permitted construction and demolition debris landfill, 35 transfer stations, nine recycling processing facilities, and 31 collection operations which serve over 200,000 commercial, municipal and residential customers.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the company's ability to manage growth, a history of losses, the ability to identify, acquire and integrate acquisition targets, dependence on management, the uncertain ability to finance the company's growth, limitations on landfill permitting and expansion and geographic concentration, and the risk factors detailed from time to time in the company's periodic reports and registration statements filed with the Securities and Exchange Commission.